CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
On May 20, 2005, the Fund's Board of Trustees
 (the "Trustees"), upon the
recommendation of the Audit Committee and completion
 of the Audit for May 31, 2005,
appointed Ernst & Young LLP as the Fund's independent registered public accountant.
The reports issued by Deloitte & Touche LLP (D&T) on the Fund's financial statements for the fiscal years ended May 31, 2004 and May 31, 2005, contained no adverse opinion
or disclaimer of opinion nor were they qualified or
 modified as to uncertainty, audit
scope or accounting principles. During the Fund's fiscal
 years ended May 31, 2004 and
May 31, 2005: (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which
disagreements, if not resolved to the satisfaction of D&T,
 would have caused it to make
reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of
1934, as amended.
As indicated above, the Fund has appointed Ernst & Young LLP (E&Y) as the independent registered public accountant to audit the Fund's financial statements for the fiscal year ending May 31, 2006. During the Fund's fiscal years ended May 31, 2004 and May 31, 2005 and the interim period commencing June 1, 2005 and ending July 19,
2005, neither the Fund nor anyone on its behalf has consulted
 E&Y on items which: (i)
concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's
financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).